Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 29, 2013 by and among Benefitfocus.com Inc., a South Carolina corporation (the “Company”), Benefitfocus, Inc., a Delaware corporation (“New Parent”), and Benefitfocus MergeCo Inc., a South Carolina corporation and wholly owned subsidiary of New Parent (“Merger Sub” and, together with the Company, the “Constituent Corporations”).

WHEREAS, the Company and Merger Sub desire to merge on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of New Parent and each of the Constituent Corporations deem it advisable and in the best interests of each of such corporations and their respective shareholders that Merger Sub be merged with and into the Company and have approved this Agreement and the Merger (as defined below);

WHEREAS, this Agreement and the Merger are being submitted for the approval and adoption by the shareholders of the Company and the sole shareholder of Merger Sub;

WHEREAS, pursuant to the Merger, among other things, all capital stock of the Company that is issued and outstanding immediately prior to the Effective Time of the Merger will be converted into ownership interest of New Parent as set forth in Section 4.1 below;

WHEREAS, the parties intend and desire for the Merger and receipt of New Common Stock and New Preferred Stock by shareholders of the Company to constitute a nontaxable transfer or a corporate reorganization as specified under Section 5.4 below.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Constituent Corporations hereby agrees that Merger Sub will be merged with and into the Company in accordance with the provisions of the laws of the State of South Carolina, upon the terms and subject to the conditions set forth as follows:

Article I

THE CONSTITUENT CORPORATIONS

Section 1.1 The Company.

The Company is a corporation duly organized and existing under the laws of the State of South Carolina and has an authorized capital of 100,000,000 common shares without par value (the “Company Common Shares”) and 16,496,860 preferred shares without par value (the “Company Preferred Shares”). As of the date of this Agreement, approximately 4,812,759 Company Common Shares were issued and outstanding. As of the date of this Agreement, 16,496,860 Company Preferred Shares were issued and outstanding, with 14,055,851 of the Company Preferred Shares designated as Series A Preferred Stock (the “Company Series A Preferred Shares”) and 2,441,009 of the Company Preferred Shares designated as Series B Preferred Stock (the “Company Series B Preferred Shares”).

Section 1.2 Merger Sub.

Merger Sub is a corporation duly organized and existing under the laws of the State of South Carolina and has authorized capital of 100 common shares, without par value (the “Merger Sub Common Shares”). As of the date of this Agreement, 100 Merger Sub Common Shares are issued and outstanding.

Article II

THE MERGER

Section 2.1 The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the South Carolina Business Corporation Act (“SBCA”), at the Effective Time (as hereinafter defined) Merger Sub will be merged with the Company and the separate corporate existence of Merger Sub will thereupon cease (the “Merger”). The Company will be the surviving corporation in the Merger (hereinafter sometimes referred to as the “Surviving Corporation”) and will be a wholly owned subsidiary of New Parent.

Section 2.2 Effective Time.

The Merger will become effective on the date and at the time at which the filing of the Articles of Merger with the Secretary of State of the State of South Carolina has occurred in the manner required to cause the Merger to become effective under the applicable provisions of the SBCA (the “Effective Time”).

Section 2.3 Effects of the Merger.

At the Effective Time, the Merger will have the effects provided for herein and in the relevant provisions of the SBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Article III

THE SURVIVING CORPORATION

Section 3.1 Articles of Incorporation and Bylaws.

(a) At the Effective Time, the Articles of Incorporation of the Surviving Corporation will be those of Merger Sub immediately prior to the Effective Time.

(b) At the Effective Time, the Bylaws of the Surviving Corporation will be those of Merger Sub immediately prior to the Effective Time.

Section 3.2 Directors and Officers.

At and after the Effective Time, the board of directors of the Surviving Corporation will be comprised of the directors of Merger Sub immediately prior to the Effective Time, and the officers of the Surviving Corporation will be the officers of Merger Sub immediately prior to the Effective Time, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws in effect after the Effective Time.

Article IV

TREATMENT OF SHARES OF CONSTITUENT CORPORATIONS

Section 4.1 Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company, New Parent or Merger Sub:

(a) each Company Common Share issued and outstanding immediately prior to the Effective Time will, subject to Section 4.3 hereof, be converted into and become one share of common stock, $0.001 par value per share, of New Parent (“New Common Stock”);

(b) each Company Series A Preferred Share issued and outstanding immediately prior to the Effective Time will, subject to Section 4.3 hereof, be converted into and become one share of Series A Preferred Stock, $0.001 par value per share, of New Parent (the “New Series A Preferred”);

(c) each Company Series B Preferred Share issued and outstanding immediately prior to the Effective Time will, subject to Section 4.3 hereof, be converted into and become one share of Series B preferred stock, $0.001 par value per share, of New Parent (the “New Series B Preferred” and, together with the New Series A Preferred, the “New Preferred Stock”);

(d) each Merger Sub Common Share issued and outstanding immediately prior to the Effective Time will be converted into and become one common share, without par value, of the Surviving Corporation; and

(e) each share of New Common Stock issued and outstanding immediately prior to the Effective Time, if any, will be canceled and will cease to exist and no payment or distribution will be made with respect thereto, and such shares will be returned to the status of authorized but unissued shares.

Section 4.2 Stock Certificates.

At and after the Effective Time, each certificate theretofore representing Company Common Shares, without any action on the part of the Company, New Parent, or the holder thereof, will be deemed to represent an equivalent number of shares of New Common Stock and will cease to represent any rights in any Company Common Shares. Similarly, at and after the Effective Time, each certificate theretofore representing Company Preferred Shares, without any action on the part of the Company, New Parent, or the holder thereof, will be deemed to represent an equivalent number of shares of New Preferred Stock and will cease to represent any rights in any Company Preferred Shares.

Section 4.3 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, holders of Company Common Shares with respect to which dissenters’ rights, if any, are granted by reason of the Merger under the SBCA and who do not vote in favor of the Merger and otherwise comply with Section 33-13-101 et seq. of the SBCA (“Dissenting Shares”), shall not be entitled to certificates for shares of New Common Stock pursuant to Section 4.1 (a) hereof, unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the SBCA, and shall be entitled to receive only the payment provided for by Section 33-13-250 of the SBCA. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s dissenters’ rights under the SBCA, such holder’s Dissenting Shares shall thereupon be deemed to be outstanding shares of New Common Stock.

(b) Any payments relating to Dissenting Shares will be made solely by the Surviving Corporation and no funds or other property have been or will be provided by New Parent or any of its other direct or indirect subsidiaries for such payment.

Section 4.4 Closing of Transfer Books.

From and after the Effective Time, the stock transfer books of the Company (but not of the Surviving Corporation) will be closed and no transfer of shares of Company Common Shares will thereafter be made. If, after the Effective Time, certificates formerly representing Company Common Shares are presented to the Surviving Corporation, they will be canceled and exchanged for certificates representing shares of New Common Stock as set forth under this Agreement.

Article V

MISCELLANEOUS

Section 5.1 Authorized Capital of New Parent.

As of the date of this Agreement, New Parent has the authority to issue up to 71,496,860 shares, consisting of (i) 50,000,000 shares of New Common Stock, par value $0.001, and (ii) 21,496,860 shares of New Preferred Stock, par value $0.001, of which 14,055,851 shares are designated Series A Preferred Stock and 2,441,009 are designated Series B Preferred Stock.

Section 5.2 Assignment and Assumption of Employee Benefit Plans; Share Equivalents.

At the Effective Time, the Company hereby assigns to New Parent and New Parent hereby assumes those employee benefit plans (the “Benefit Plans”) of the Company existing immediately before the Effective Time as the Parties may agree to from time to time, including without limitation the Benefit Plans listed in Exhibit A hereto. As a result of this assignment and assumption, New Parent will become the sponsor of each Benefit Plan and will assume all of the powers, authorities, duties, responsibilities, and obligations of the Company to the extent indicated in each Benefit Plan, including but not limited to assuming the role of Benefit Plan administrator where indicated.

To the extent that law and contract permit, the execution of this Agreement shall be deemed to accomplish the assignments and assumptions referred to above. To the extent that law or contract may require additional documentation, or if it would be expeditious to execute such documents whether or not legally required, Company and New Parent may execute such documents as may be appropriate to further the purposes of the assignment and assumption and to accomplish and complete such assignments and assumptions, including but not limited to any appropriate amendments to the Benefit Plans.

The assignment and assumption provisions above shall be interpreted in light of the parties’ intent that the Benefit Plans that are intended to be qualified under the Internal Revenue Code of 1986, as amended (the “Code”) and/or the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including but not limited to the tax-qualified retirement plans and incentive stock option plans, should continue to qualify under and comply with the applicable requirements of the Code and ERISA, as appropriate.

With respect to each Benefit Plan the benefits of which are based on Company Common Shares, or the equivalent value of such shares, each outstanding and unexercised option, grant, right to purchase, or other right to acquire such Company Common Shares shall be converted at the Effective Time into the same option, grant, right to purchase, or other right to acquire shares of New Common Stock, at the same exercise or conversion price per share, and the same terms and subject to the same conditions, as set forth in the applicable Benefit Plan in effect at the Effective Time. In addition, the same number of shares of New Common Stock will be reserved for purposes of the Benefit Plans as is equal to the number of Company Common Shares so reserved as of the Effective Time.

Section 5.3 Novation.

The parties agree that New Parent will perform and be bound by the agreements listed on Exhibit B (the “Novated Agreements”). At the Effective Time of the Merger, New Parent will assume all obligations and liabilities of, and all claims against, the Company under the Novated Agreements as if New Parent were the original party to each of the Novated Agreements. New Parent ratifies all previous actions taken by the Company with respect to the Novated Agreements, with the same force and effect as if the action had been taken by New Parent. All other parties to the Novated Agreements (“Novation Third-Parties”) recognize and consent to New Parent as the Company’s successor-in-interest in and to the Novated Agreements, as evidenced by fully executed consent documents which form a part of this Agreement and are included herewith as Exhibit C (the “Novation Consents”). At the Effective Time of the Merger, New Parent will become entitled to all rights, titles, and interests of the Company as if New Parent were the original party to the Novated Agreements. All payments and reimbursements previously made to the Company by any of the Novation Third-Parties under the terms of any of the Novated Agreements shall have the same force and effect as if made to New Parent. The Novated Agreements shall remain in full force and effect, except as modified under this Section 5.3.

Section 5.4 Condition of Merger.

The respective obligations of each party to effect the Merger shall be subject to approval of the Merger by the stockholders of the Company by the requisite vote under the SBCA and Articles of Incorporation and Bylaws of the Company.

Section 5.5 Tax Consequences.

The parties hereto intend that the Merger shall constitute a transfer of property by the holders of the Company Common Shares and Company Preferred Shares to New Parent governed by Section 351 of the Code or a reorganization pursuant to Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

Section 5.6 Amendment; Termination.

Notwithstanding approval by the stockholders of the Company, this Agreement may be amended or terminated and abandoned at any time prior to the Effective Time by mutual written consent of New Parent, Merger Sub, and the Company.

Section 5.7 Counterparts.

This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 5.8 Governing Law.

This Agreement will be governed by, and construed in accordance with, the laws of the State of South Carolina, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

BENEFITFOCUS.COM, INC.

/s/ Mason R. Holland, Jr.
By:	Mason R. Holland, Jr.
Its:	Executive Chairman of the Board

BENEFITFOCUS, INC.

/s/ Mason R. Holland, Jr.
By:	Mason R. Holland, Jr.
Its:	Executive Chairman of the Board

BENEFITFOCUS MERGECO, INC.

/s/ Mason R. Holland, Jr.
By:	Mason R. Holland, Jr.
Its:	Executive Chairman of the Board

EXHIBIT A

Benefits Plans

1) 2012 Stock Plan

2) Amended and Restated Benefitfocus.com, Inc. 2000 Stock Option Plan

EXHIBIT B

List of Novated Agreements

1) Series A Preferred Stock Purchase Agreement, as amended, by and among Benefitfocus.com, Inc. and GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Parallel, L.P. and GS Capital Partners VI GmbH & Co. KG, dated January 23, 2007.

2) Management Rights Letter, by and among Benefitfocus.com, Inc. and GS Capital Partners VI Parallel, L.P. and its affiliates, dated February 8, 2007.

3) Series B Preferred Stock Purchase Agreement, by and among Benefitfocus.com, Inc. and Oak Investment Partners XII, L.P., dated August 25, 2010.

4) Amended and Restated Investors’ Rights Agreement, by and among Benefitfocus.com, Inc. and GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Parallel, L.P. and GS Capital Partners VI GmbH & Co. KG, and Oak Investment Partners XII, L.P., and The Holland Family Trust, Mason R. Holland, Jr. and Shawn Jenkins, dated August 25, 2010.

5) Amended and Restated Right of First Offer and Co-Sale Agreement, by and among Benefitfocus.com, Inc. and GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Parallel, L.P., and GS Capital Partners VI GmbH & Co. KG, and Oak Investment Partners XII, L.P., and The Holland Family Trust, and Shawn Jenkins, dated August 25, 2010.

6) Amended and Restated Voting Agreement, by and among Benefitfocus.com, Inc. and GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Parallel, L.P., and GS Capital Partners VI GmbH & Co. KG, and Oak Investment Partners XII, L.P., and The Holland Family Trust, and Shawn Jenkins, dated August 25, 2010.

7) Management Rights Letter, by and among Benefitfocus.com, Inc. and Oak Investment Partners XII, L.P., dated August 25, 2010.

EXHIBIT C

Novation Consents